Exhibit 10.25

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into on this 1st day of January, 2003 by and between Gerald A. Sampson (“Mr. Sampson”) and The Neiman Marcus Group, Inc. (“NMG”).

RECITALS

WHEREAS, Mr. Sampson and NMG entered into a Termination and Change of Control Agreement as of October 6, 1999 (the “Prior Agreement”) to provide for specific terms and conditions in the event Mr. Sampson’s employment is terminated or if Mr. Sampson resigns under certain circumstances, all of which are more particularly described in such Prior Agreement;

WHEREAS, Mr. Sampson and NMG desire to terminate the Prior Agreement and replace such Prior Agreement with this Agreement in lieu thereof;

WHEREAS, upon full execution of this Agreement, the Prior Agreement shall become null and void, and shall have no further force and effect; and

NOW, THEREFORE, in consideration of the terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Mr. Sampson and NMG agree as follows:

1.                                      Upon full execution of this Agreement, the parties agree that this Agreement shall supersede the Prior Agreement and the Prior Agreement shall be terminated and have no further force or effect.  Mr. Sampson’s employment with NMG will end as of December 31, 2002 (the “Termination Date”).  His salary and benefits will also cease as of the Termination Date, except as required by federal or state law, the terms of NMG’s benefit plans, or as otherwise provided herein.  Following the Termination Date, Mr. Sampson will have no power or authority to incur any debt, liability, or obligation whatsoever for or on behalf of NMG.  Following the Termination Date, Mr. Sampson will have no right to incur any expenses for or on behalf of NMG and Mr. Sampson will have no right to reimbursement for any expenses incurred, thereafter, except as provided herein or as authorized in writing by the CEO of NMG.

2.                                      NMG agrees to provide the following to Mr. Sampson in consideration for his execution of this Agreement and the performance of its terms and conditions.

(a)                                  NMG will pay Mr. Sampson, or in the event of his death, to his estate, a severance of One Million One Hundred and Seventy Four Thousand Dollars ($1,174,000.00), in regular monthly installments on or about the first day of each month over a twenty-four (24) month period commencing January 1, 2003.  All severance and benefits payments made to Mr. Sampson pursuant to this Agreement shall be subject to applicable taxes, withholding and deductions as required by law and in accordance with NMG’s regular payroll practices.

(b)                                 Within thirty (30) days after the Termination Date, NMG will pay Mr. Sampson a prorated bonus for Fiscal Year 2003 in the amount of $97,833.33, based upon the target performance of NMG for Fiscal Year 2003 and Mr. Sampson’s actual service during Fiscal Year 2003 from August 4, 2002 through the Termination Date.

(c)                                  Mr. Sampson’s pension benefit under the Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan will be calculated using 20/13 x 9 years and 9 months of credited service.  The amount of such pension benefit is set forth on the Attachment 1 to this Agreement, as calculated on November 22, 2002.

(d)                                 Within thirty (30) days after Mr. Sampson’s submission of an invoice therefor, NMG will pay for the reasonable costs up to $3,000.00 for Mr. Sampson’s 2002 income tax preparation.

(e)                                  Within thirty (30) days after Mr. Sampson’s submission of an invoice therefor, NMG will pay the reasonable cost up to $5,000.00 for financial planning services for the 2002 tax year.

(f)                                    Mr. Sampson shall be entitled to retain a lifetime employee discount of 30%, subject to the normal terms and conditions applicable to non-employees who receive such a discount benefit and so long as such discounts continue to be offered to non-employees.

(g)                                 Mr. Sampson shall be entitled to continuation of medical and dental insurance coverage in which he currently participates (or as such coverage may be changed from time-to-time for employees generally) for 18 months or until he starts full-time employment, whichever is sooner.  Mr. Sampson will be responsible for paying his portion of monthly premiums for the medical and dental insurance coverage at the same rate paid by active employees, and Mr. Sampson authorizes NMG to deduct such amounts from the severance payments it makes to him under Paragraph 2(a) above.

(h)                                 Notwithstanding the provisions of any stock option agreement or any plan or arrangement under which non-qualified options to purchase NMG stock have been granted to Mr. Sampson, the vested portion of all such outstanding non-qualified stock options as of the Termination Date shall be fully exercisable by Mr. Sampson (or his personal representative in the event of his death or incapacity) at any time during the twelve (12) month period following the Termination Date, and, to the extent necessary, each such agreement, plan and arrangement is hereby amended to provide for such extended exercise period.

3.                                      In consideration of the aforementioned severance and other benefits, which Mr. Sampson acknowledges and agrees significantly exceeds the benefits available to him under the Prior Agreement, Mr. Sampson voluntarily, irrevocably, and unconditionally agrees:

(a)                                  As of the close of business on the Termination Date, Mr. Sampson’s eligibility for short term disability coverage, long term disability coverage, savings incentive plan deductions, medical and dependent care savings account deductions, vacation accrual, pension accrual, and job travel insurance will permanently discontinue.  Except as otherwise provided in this Agreement, Mr. Sampson’s eligibility for continuation of coverage under any group medical or dental insurance plan offered by NMG shall be governed exclusively by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law.

(b)                                 To release and discharge NMG from any and all claims, complaints, demands, contracts, liabilities, actions, causes of action, promises, or rights of any nature, whether known or unknown and whether in law or in equity, and from all losses, damages, attorneys’ fees, and other costs arising therefrom, which he has ever had, now has, or which he and his heirs, executors, administrators, representatives, agents or assigns, hereafter can, shall or may have against NMG resulting from any act or omission by or on the part of NMG committed or omitted on or prior to the date of execution of this Agreement including, but not limited to, those claims arising out of or in any way connected with his employment relationship with or separation from NMG. Without limiting the generality of the foregoing, this release includes: (i) any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act (except for vested, accrued benefits of Mr. Sampson under any employee benefit plan of NMG), the Civil Rights Act of 1866, the Texas Commission on Human Rights Act, and all other federal, state and local laws; and (ii) except for benefits and rights earned or accrued through the Termination Date or as otherwise provided in this Agreement, any claim for reinstatement, wages, severance pay, bonuses, sick leave, holiday pay, vacation pay, worker’s compensation, life insurance, medical or dental benefits, disability benefits, or any other fringe benefits.

(c)                                  To return all property belonging to NMG within ten (10) days after the Termination Date, including but not limited to, all credit cards and phone cards issued to him, identification cards, access cards, business cards, business files, business supplies, business stationery, books, computer or electronic equipment, phone equipment, pagers, client lists, vendor lists, training materials, company-owned products or samples, vendor-owned products or samples, and any confidential information in his possession or under his control.

(d)                                 To reasonably cooperate with NMG in any pending or future lawsuits in which his testimony may be relevant.  Such cooperation may include, but is not limited to:  preparing affidavits; making himself available to be interviewed or prepared for deposition or trial by NMG’s in-house or outside counsel; making himself available to be deposed; and making himself available to testify at trial or at any other court or administrative hearing.  NMG agrees to reimburse Mr. Sampson for any reasonable expenses that he may incur in so cooperating with NMG, and shall compensate Mr. Sampson, if such cooperation is requested after the period during which Mr. Sampson receives the payments under Paragraph 2(a) hereof, at hourly rate of $282.21 for his services in connection with such lawsuit.  The provisions of this Paragraph 3(d) shall not apply to any lawsuit in which Mr. Sampson is, consistent with the provisions of this Agreement, in an adverse position to NMG.   “Lawsuit” in this Paragraph includes, but is not limited to, claims asserted before any tribunal or government agency.

(e)                                  That he will not at any time, either directly or indirectly, divulge, disclose or communicate to any person, firm, or corporation in any manner any trade secret or confidential information concerning or relating to the business of NMG, including but not limited to, the names of or contact information for any of its customers, the prices at which it sells its goods or services, or any other information of, about or concerning NMG, its manner of operation, its strategies, its practices, or its business plans.  Mr. Sampson also agrees that he will neither directly nor indirectly contact any communications media, including but not limited to any television, radio or newspapers, or any of NMG’s employees regarding the circumstances of his separation from NMG.  Mr. Sampson agrees to keep the specific terms of this Agreement confidential and further agrees not to divulge any  such terms to any person other than to his immediate family members, professional financial advisors, and attorneys (so long as such person(s) agree(s) to be bound by the confidential nature of this Agreement), except as required by court order or subpoena, or as may be necessary to complete and file required tax returns.

(f)                                    Not to make or induce others to make any negative, critical, or adverse remarks, whether written or oral, concerning NMG or its employees, officers, directors, operations, products, services, marketing strategies, pricing policies, management, affairs, or financial condition, except if testifying truthfully under oath pursuant to a lawful court order or subpoena, or if otherwise allowed by law.  If Mr. Sampson receives such a court order or subpoena, or is otherwise required by court order or subpoena to provide any documents, tapes, or other information to anyone whose interests are adverse to NMG’s, then either he or his attorney shall provide NMG with a copy of such court order or subpoena as soon as administratively practicable,  prior to the date of compliance.  Also, as soon as possible prior to the date of compliance with such a court order or subpoena, Mr. Sampson shall notify NMG of the content of any testimony or information to be provided pursuant to such court order or subpoena and give NMG copies of all documents to be produced.

(g)                                 That he will not at any time during the two (2) year period following the Termination Date, whether on his own behalf or on behalf of any other person or entity, directly or indirectly:  (i) solicit, divert or take away from NMG the business of any NMG customer, supplier, prospective customer, or prospective supplier; (ii) seek to induce any NMG customer, supplier, or any other entity or person to violate any agreement with NMG of which he is aware or assist any third party in doing so; or (iii) recruit or otherwise seek to induce any person that he knows to be an employee of NMG to terminate their employment with NMG or to assist any third party in doing so.

(h)                                 That he will not, at any time during the two (2) year period following the Termination Date, associate directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, representative, or consultant, with any Competitor (as hereinafter defined) of NMG, unless: (A) Mr. Sampson has advised NMG in writing in advance of his desire to undertake such activities and the specific nature of such activities; (B) NMG has received written assurances (that will be designed, among other things, to protect NMG’s goodwill, confidential information, and other important commercial interests) from the Competitor and Mr. Sampson that are, in NMG’s sole discretion, adequate to protect its interests; (C) NMG, in its sole discretion, has approved in writing such association; and (D) Mr. Sampson and the Competitor adhere to such assurances.  This restriction extends to Mr. Sampson’s performance, whether directly or indirectly, of the same or similar activities that Mr. Sampson has performed for NMG or such other activities that by their nature are likely to lead to the disclosure of confidential information.  Nothing in this Agreement shall prohibit Mr. Sampson from accepting an employment, or other, position with an entity which provides consulting services for entities within the retail industry; provided that, in fulfilling such position, Mr. Sampson does not violate the provisions in Paragraph 3(e) or 3(g) hereof or provide such consulting services to a Competitor.  Mr. Sampson will not be deemed to have violated this Paragraph 3(h) solely as a result of Mr. Sampson’s investment in stock or other securities of a Competitor listed on a national securities exchange or actively traded in the over-the-counter market if Mr. Sampson and the members of the his immediate family do not, directly or indirectly, hold more than a total of one percent (1%) of all such shares of stock or other securities issued and outstanding.  For purposes of this Agreement, a “Competitor” means: (i) Saks Incorporated, Nordstrom, Inc., Barneys New York, Inc., BCBG, Burberry, Brioni, Giorgio Armani, Chanel, St. John Sport, Loro Piana, Dolce & Gabbana, Yves Saint Laurent, Ermenegildo Zegna, Escada, Ralph Lauren, Prada, Gucci, Cole Haan, Tommy Bahama, Donna Karan, Calvin Klein, St. John, Christian Dior, Hugo Boss, Theory, Laundry, DKNY, LVMH, Versace, or any parent, affiliate, subsidiary, successor or assign of such person(s) or entities.  If, in the reasonable judgment of NMG, Mr. Sampson violates the provisions of Paragraphs 3(e), 3(f), 3(g) or the preceding provisions of Paragraph 3(h), NMG’s obligation to provide the severance specified in Paragraph 2(a) shall end as of the date NMG so notifies Mr. Sampson in writing.

(i)                                     NMG agrees to use reasonable efforts to keep the terms of this Agreement confidential.

4.                                      Mr. Sampson acknowledges and agrees that:

(a)                                  He understands that the release set forth in Paragraph 3(b) above is a general release of all claims described therein, whether known or unknown, and that he has had sufficient time to consider the Agreement and to consult with an attorney about it before signing it.  He further agrees that he is signing this Agreement knowingly and voluntarily and acknowledges that NMG is giving him money and other things of value that he would not otherwise be entitled to receive.  Mr. Sampson acknowledges and agrees that NMG would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Paragraphs 3(e), 3(f), 3(g), or 3(h) were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, Mr. Sampson agrees that NMG shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Mr. Sampson breaches or threatens to breach any of the provisions of such Paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury.  Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of such provisions by Mr. Sampson but shall be in addition to all other remedies available to NMG at law or equity.  Mr. Sampson acknowledges and agrees that NMG shall be entitled to recover its reasonable attorneys’ fees, expenses, and court costs, in addition to any other remedies to which it may be entitled, in the event he breaches such provisions.

(b)                                 Paragraph 3(h) is material, reasonable, and necessary, and is valid and enforceable under Texas law.  Mr. Sampson further acknowledges and agrees that he will immediately notify NMG in writing should he believe or be advised that said Paragraph is not valid or enforceable under Texas law or the law of any other state that he contends or is advised is applicable.  Mr. Sampson further acknowledges and agrees that NMG would not have entered into this Agreement absent his acknowledgements and agreements hereto.

(c)                                  By entering this Agreement, neither he nor NMG admit any wrongdoing, and agree that this Agreement and the furnishing of the consideration for this Agreement shall not be deemed or construed to be an admission of any wrongdoing or liability of any kind.

(d)                                 He has been given twenty-one (21) days to consider and to sign this Agreement, and NMG hereby advises him to consult with or seek advice from an attorney prior to signing it.  The signed Agreement shall be delivered to Marita O’Dea at The Neiman Marcus Group, 1618 Main Street, Dallas, TX 75201. If he should sign this Agreement before the end of the entire twenty-one (21) day period, his signature shall constitute notice to NMG of his intent to forfeit his right to consider this Agreement for the full twenty-one (21) days.  If a signed, dated original of this Agreement is not received by NMG by the end of the 22nd day following his receipt of the Agreement, this Agreement shall be cancelled and void, and neither he nor NMG shall have any rights or obligations under it.

(e)                                  For a period of up to and including seven (7) days after the date he signs this Agreement, he may revoke his acceptance of this Agreement, and the Agreement shall not become effective or enforceable until the end of such seven (7) day Revocation Period.  If he decides to revoke, he must send a signed notice of revocation to: Marita O’Dea, Senior Vice President, The Neiman Marcus Group, Inc., 1618 Main Street, Dallas, TX 75201, on or before the end of this seven-day (7) period via hand delivery or certified mail with return receipt.  Upon delivery to Marita O’Dea of a timely notice of revocation, the Agreement shall be void, and neither he nor NMG shall have any rights or obligations under it.

(f)                                    By signing this Agreement, he is releasing and waiving all claims against NMG, including, without limitation, any rights or claims based on age discrimination arising under the Age Discrimination in Employment Act (29 U.S.C. § 621, et seq.). The release language in paragraph 3(b) does not apply to any rights or claims that may arise after the date this Agreement is executed, until such time as Mr. Sampson has subsequently renewed and ratified this Agreement after the Termination Date as provided in Paragraph 3(i).  Upon such renewal and ratification of this Agreement, the release in paragraph 3(b) will not apply to any rights or claims that may arise after the date the renewal and ratification is executed.

5.                                      As used in this Agreement, the term “NMG” includes The Neiman Marcus Group, Inc., its past and present parent, affiliate and subsidiary companies, and its and their past and present predecessors, successors, assigns, owners, stockholders, agents, directors, employees, attorneys, and officers, and all persons acting by, under, or in concert with any of them. It is expressly understood and agreed that this Agreement shall apply to, and be enforceable against, any successor or assign of NMG regardless of the reason for such successorship or assignment and regardless of whether such successor or assignee expressly assumes this Agreement.

6.                                      Mr. Sampson represents and warrants that he has the full power, capacity, and authority to enter into this Agreement and has not transferred, assigned, pledged, encumbered or in any manner conveyed all or any portion of the rights or claims covered by this Agreement.  Mr. Sampson agrees that anyone who succeeds to any rights he may have, such as representatives, assigns, agents, administrators, heirs, or executors, are bound by the release and other terms contained herein.  Mr. Sampson represents that no charges, complaints or actions of any kind have been filed by him or on his behalf against NMG with any federal, state or local court, or agency.  Mr. Sampson agrees to the fullest extent permitted by law that he will not file any charge or complaint at any time which relates in any way to his employment with or separation from NMG, except this clause does not prohibit the filing of an EEOC charge under the Age Discrimination in Employment Act.  Mr. Sampson further agrees to the fullest extent permitted by law that if any court assumes jurisdiction over any charge or complaint on his behalf against NMG, he will not accept or share in any recovery or relief obtained as a result of such action.  Mr. Sampson will also request such court to withdraw the matter with prejudice.

7.                                      Notwithstanding any other remedy NMG may have with respect to any breach of this Agreement by Mr. Sampson, Mr. Sampson agrees and understands that any breach of the terms of Paragraphs 3 and 6 of this Agreement shall constitute a material breach of this Agreement, and, in addition to any other legal or equitable remedy available to NMG, any such breach shall relieve NMG of any obligation to pay any of the monies not already paid to Mr. Sampson pursuant to Paragraph 2.  If a court of competent jurisdiction makes a final, unappealable determination that, in the scope and course of his employment with NMG, Mr. Sampson knowingly violated federal securities laws or other laws on behalf of NMG which result in material liability to NMG, such a violation(s) shall constitute a material breach of this Agreement, and, in addition to any other legal or equitable remedy available to NMG, any such breach shall entitle NMG to recover any and all monies paid to Mr. Sampson pursuant to Paragraph 2 from and after the effective date of this Agreement, and relieve NMG of any obligation to pay any of the monies not yet due and payable to Mr. Sampson pursuant to Paragraph 2. Paragraphs 3 and 6 shall survive any expiration or early termination of this Agreement.

8.                                      Notwithstanding any other provision of this Agreement, nothing herein shall adversely affect:  (i) Mr. Sampson’s right, if any, to salary earned but unpaid through the Termination Date; (ii) Mr. Sampson’s right, if any, to be paid for earned but unused vacation and personal days accrued through the Termination Date; (iii) Mr. Sampson’s right, if any, to reimbursement for approved business expenses incurred but unreimbursed through the Termination Date; (iv) Mr. Sampson’s right, if any, to vested retirement benefits to which he was entitled as of the Termination Date; (v) Mr. Sampson’s right, if any, to exercise stock options and restricted stock awarded to him by NMG in accordance with the terms of the agreements, as amended, issued with the awards; or (vi) any right Mr. Sampson might have to continuation of any insurance coverage pursuant to the terms of NMG-provided insurance plans or applicable law.

9.                                      The parties acknowledge that in executing this Agreement, neither has relied on any statements, promises or representations made by the other party except as specifically written in this Agreement.  This Agreement is the complete agreement of the parties on or in any way related to Mr. Sampson’s separation from employment and the subject matter addressed in it.  It shall supersede and cancel all other previous agreements or understandings between the parties, including, but not limited to, the Prior Agreement.  This Agreement cannot be modified or rescinded except upon the written consent of both Mr. Sampson and an officer of NMG, and cannot be revoked except as provided in Paragraph 4(e).

10.                                If any provision of this Agreement is held to be unenforceable, such provision shall be considered to be distinct and severable from the other provisions of this

Agreement, and such unenforceability shall not affect the validity and enforceability of the remaining provisions.

11.                                The waiver by either party of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or a waiver of any subsequent breach of the same provision.

12.                                The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

13.                                The validity, performance and enforceability of this Agreement shall be determined and governed by the laws of the State of Texas, without regard to its conflict of laws principles. The exclusive forum for any action concerning this Agreement or the transactions contemplated hereby shall be in a court of competent jurisdiction in Dallas County, Texas, with respect to a state court, or the Dallas Division of the United States District Court for the Northern District of Texas, with respect to a federal court.  MR. SAMPSON HEREBY CONSENTS TO THE EXERCISE OF JURISDICTION OF A COURT IN THE EXCLUSIVE FORUM AND WAIVES ANY RIGHT HE MAY HAVE TO CHALLENGE OR CONTEST THE REMOVAL AT ANY TIME BY NMG TO FEDERAL COURT OF ANY SUCH ACTION HE MAY BRING AGAINST IT IN STATE COURT.  MR. SAMPSON AND NMG FURTHER HEREBY MUTUALLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR HIS EMPLOYMENT WITH OR SEPARATION FROM EMPLOYMENT WITH NMG.

The parties have executed this Agreement in Dallas, Texas, as of the date first written above.

GERALD A. SAMPSON	THE NEIMAN MARCUS GROUP, INC.

/s/ Gerald A. Sampson	/s/ Nelson A. Bangs

Date: January 1, 2003	Date: January 7, 2003